EXHIBIT 32.1

SECTION 1350 CERTIFICATIONS

The undersigned hereby certifies that the Quarterly Report on Form 10-Q of Millennium India Acquisition Company Inc. (the “Registrant”) for the period from inception (March 15, 2006) through September 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Dated:            November 14, 2006

/s/ F. Jacob Cherian
F. Jacob Cherian
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Suhel Kanuga
Suhel Kanuga
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
(Principal Financial Officer)